UNITED STATES

                   SECURITIES AND EXCHANGE COMMISION

                           Washington, D.C. 20549

                                 FORM N-8A

                      NOTIFICATION OF REGISTRATION

                 FILED PURSUNT TO SECTION 8 (a) OF THE

                     INVESTMENT COMPANY ACT OF 1940





        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of section 8 (a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:



Name:             T Morgan Real Estate Investment Trust

Address of Principle Business Office (No. & Street, City, State, Zip Code):

                  305 Broadway, Suite 1100
                  New York, New York, 10007

Telephone Number (including area code):

                  (212) 240-0707

Name and Address of agent for service of process:

                   Sherry Li
                   305 Broadway, Suite 1100
                   New York, New York, 10007


Check Appropriate Box:

       Registrant is filing a Registration Statement Pursuant to Section 8(b)of the Investment Company Act of 1940 currently with the filing of form N-8A:

                  Yes [ X ] No  [   ]







                                  SIGNATURE


       Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the State of New York on the 7th day of April, 2004





                                       T Morgan Real Estate Investment Trust
                                       (Name of Registrant)


                                       By Sherry LI
                                       (Sole Trustee)


Attest:  /s/Sherry Li
         Sole Trustee